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U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person: Robert K. Ipson,

48 West 300 South, #2303N, Salt Lake City, UT 84101

2. Issuer Name and Ticker or Trading Symbol: NATEX CORPORATION (NATX)

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Statement for Month/Year: 11/99

5. If Amendment, Date of Original (Month/Year):

6. Relationship of Reporting Person(s) to Issuer (Check all Applicable)

(X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other

Title:

7. Individual or Joint/Group Filing (Check Applicable Line)

(X) Form filed by One Reporting Person

( ) Form filed by More than One Reporting Person

TABLE I

NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security: Common Stock

2. Transaction Date (Month/Day/Year): 9/2/99

3. Transaction Code: Code: G

4. Securities Acquired (A) or Disposed of (D): Amount: (D) 50,000 shares

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1. Title 5. Amount of 6. Ownership Form: 7. Nature of

of Securities Direct(D)or Indirect Beneficial

Security Beneficially Owned Indirect(I) Ownership

At End of Month

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Common Stock 221,000 D N/A

Common Stock 30,000 I Shares held of record by Linda L.

Ipson, spouse of Robert K. Ipson

Common Stock 800 I Shares held of record by the Robert K.

Ipson, IRA

Common Stock 500 I Shares held of record by the Linda Lou

Ipson, IRA

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TABLE II

DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: n/a

2. Conversion or Exercise Price of Derivative Security: n/a

3. Transaction Date (Month/Day/Year): n/a

4. Transaction Code: n/a

5. Number of Derivative Securities Acquired (A) or Disposed of (D): n/a

6. Date Exercisable and Expiration Date (Month/Day/Year): n/a

7. Title and Amount of Securities Underlying Derivative Security: n/a

8. Price of Derivative Security: n/a

9. Number of Derivative Securities Beneficially Owned at End of Month: n/a

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I): n/a

11. Nature of Indirect Beneficial Ownership: n/a

Explanation of Responses:

Signature of Reporting Person: /S/Robert K. Ipson

Date: 12/6/99